Exhibit 99.1

News Release
Contact:
Stephen R. Theroux
President and CEO
New Hampshire Thrift Bancshares, Inc.
(603) 863-0886

FOR IMMEDIATE RELEASE

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

COMPLETES ACQUISITION OF THE NASHUA BANK

Newport, NH, December 21, 2012 — New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB) announced that it completed its acquisition of The Nashua Bank today, expanding the Company’s presence in southern New Hampshire. Shareholders of The Nashua Bank approved the acquisition, and Lake Sunapee Bank, fsb (the “Bank”), the Company’s subsidiary bank, and The Nashua Bank, received the required regulatory approvals in early December.

The combined company has total assets of approximately $1.2 billion and a network of 29 branches serving customers in Grafton, Hillsborough, Sullivan and Merrimack Counties in New Hampshire and in Addison, Rutland and Windsor Counties in Vermont. The Company issued approximately 1.15 million shares of its common stock and paid approximately $3.68 million in cash to Nashua Bank shareholders in the transaction. The Nashua Bank will operate under the name “The Nashua Bank, a division of Lake Sunapee Bank, fsb.”

Following the merger, G. Frank Teas, currently the President and Chief Executive Officer of The Nashua Bank, will be employed as Senior Vice President of Lake Sunapee Bank, fsb. Messrs. Stephen J. Frasca and John P. Stabile, II have been appointed to the Boards of Directors of the Company and the Bank to serve until at least the third anniversary of the merger. The remaining members of the Board of Directors of The Nashua Bank have been invited to serve as members of an advisory board to be established and maintained by the Company for at least three years following the merger.

In commenting on the merger, Stephen R. Theroux, the Company’s President and Chief Executive Officer, said “We would like to extend a warm welcome to the customers, employees and shareholders of The Nashua Bank. We are excited about this growth opportunity, which will enhance our presence in the southern New Hampshire market, and further broaden and diversify the geographic and economic communities served by Lake Sunapee Bank.”

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally chartered stock savings bank providing a wide range of banking and financial services through 28 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. At September 30, 2012, the Company had total assets of approximately $1.1 billion and deposits of approximately $831 million.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.